SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                   OF THE SECURITIES AND EXCHANGE ACT OF 1934

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                         JORDAN AMERICAN HOLDINGS, INC.
                (Name of Registrant as Specified In Its Charter)
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

                         JORDAN AMERICAN HOLDINGS, INC.
                         333 WEST VINE STREET, SUITE 206
                            LEXINGTON, KENTUCKY 40507
                                 (866) 254-2240

                               September 20, 2001


Dear Shareholder,

     WE URGE YOU TO JOIN WITH US IN SUPPORTING THE ADOPTION OF THE PROPOSALS TO SHAREHOLDERS MADE BY BOARD OF DIRECTORS OF JORDAN AMERICAN HOLDINGS, INC., BY SIGNING, DATING AND PROMPTLY RETURNING THE ENCLOSED WHITE PROXY CARD, USING THE POSTAGE-PAID ENVELOPE.

     By now you may have received a letter dated August 16, 2001, from W. Neal Jordan informing you that he intends to engage in a proxy fight with the Management and Board of Directors of this Company. Soon you may receive his proxy solicitation in opposition to this one by the Company's Board of Directors.

     We strongly encourage you to read this letter and it supplement and urge you to read our proxy statement and pay close attention to its details. We trust you will find as we have concluded, among other matters, that Mr. Jordan's interest in using the Company's funds for sports gambling and his potentially illegal insider trading activities troubling yet revealing. You will find, however, there is more to it than issues of trust but also issues of competence and shareholder value, as well. We would suggest you contact A.J. Elko, the Company's Chief Executive Officer, at (866) 254-2240 if you have any questions regarding the information presented in this letter or the proxy.

     AFTER YOU HAVE ADEQUATELY EDUCATED YOURSELF ON THE ISSUES, WE BELIEVE APPLYING WISDOM IS THE BEST COURSE TO TAKE. Wisdom is defined as possessing the knowledge and the ability to make the right choices at opportune times. Once you have read through all of the information, we trust you will possess the knowledge and as a shareholder you obviously will have the ability to make a choice by voting. The question remains, what is the right choice and when is the best time?

     The best time may not be as obvious as it may seem. Please allow us to explain. We recognize that a possibility exists that you are reading this letter and our proxy after you have already voted with the blue proxy card, our opponent's color. Please understand that, under the law, you have the right to vote again using the WHITE proxy card and the vote that will count is the last one received by the transfer agent or Mr. Elko, who is also the Company's Secretary.

     The former issue, what is the right choice, we believe can be answered by becoming adequately informed and then SIMPLY DISCERN. Make no mistake; this is a battle for your company. We do not believe it is our battle, because we did not seek it. Rather, Mr. Jordan has initiated this proxy battle and is the one who is responsible for the circumstances that have created it.

     The battle is between two parties. One party, consisting of the four current Directors of the Company other than Mr. Jordan and all of the Company's current executive officers, espouses that this Company should be built on principles focused on increasing shareholder value, accountable to each shareholder. The other, Mr. Jordan, apparently thinks it should be built on self-interest focused on protecting his position.

     Earlier this year, A. J. Elko the Company's Chief Executive Officer, wrote you in the annual report, then as your Chief Operating Officer and Chief Financial Officer, summarizing the direction of the Company. At that time he stated the following:

     "THE COMPANY'S STRATEGIC FOCUS THIS YEAR WILL INCLUDE, AMONG OTHER MATTERS, FURTHER DEVELOPING STRATEGIC PARTNERSHIPS TO BUILD ITS FINANCIAL NETWORK TO CREATE ADDITIONAL DISTRIBUTION OPPORTUNITIES FOR ITS PRODUCTS AND SERVICES. THESE PARTNERSHIPS, ANY OTHER BUSINESS RELATIONSHIPS DEVELOPED BY THE COMPANY, AND ANY BUSINESS DONE BY THE COMPANY, WILL BE CONDUCTED IN A MANNER THAT ENSURES COMPETENCE, TRUST AND VALUE AS THE THREE PRINCIPLES THAT GUIDE US. [UNDERSCORING ADDED] MAINTAINING THESE PRINCIPLES AS OUR GOAL WILL LEAD THE COMPANY TO GROW AND CREATE MUCH DESERVED ADDITIONAL SHAREHOLDER VALUE."

     At the time he wrote that letter, Mr. Elko did not fully realize then how those principles would best summarize today the reasons why Mr. Jordan had to be removed from all of his positions and should never again be in control of your Company. Attached you will find a supplement that will support our view that our opponent has failed to provide you competence, trust or value as a leader of your company, nor is he likely to in the future.

     OUR OPPONENT HAS HAD TEN YEARS TO PROVE HIS APPROACH; WE HAVE JUST BEGUN. WE THINK YOU HAVE BEEN VERY PATIENT. WE WILL NOT ASK YOU TO BE AS PATIENT WITH US. If you will give us the opportunity, we are confident that we can, by the end of 2004, make the Company one:

     o    With name brand recognition within its market;
     o Offering comprehensive financial solutions to the semi-affluent investor through a multi-user family office concept;
     o Providing multiple investment-related products and services through IMPACT Financial Network, Inc.
     o Having a diversified and increasing revenue base with steady positive cash flow that results in consistent earnings.
     o Trading at a share price with a price earnings multiple consistent with the rest of the financial services industry at the end of this three-year period, on solid ground positioned to penetrate new markets and begin to outpace the competition.

     THESE TYPES OF RESULTS WOULD CERTAINLY BE DIFFERENT FROM THE CONSEQUENCES OF THE APPROACH THAT HAS BEEN TAKEN OVER THE PAST TEN YEARS BY MR. JORDAN. Attached you will find a supplement that will provide you with some of the success we have had since May 2001. As you will see, we have just begun!

     Your Management team, along with your Board of Directors, believes that once you have had the opportunity to carefully read and reflect upon the Company's proxy materials, and those provided by Mr. Jordan, that you will make the appropriate decision. You deserve to have your Company managed by individuals committed to increasing shareholder value for you. The

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

Company's historic approach to management has not created any value. It is time to do it the right way.

     We appreciate the opportunity to serve you and will challenge you to hold us accountable as we implement a vision focused on delivering increasing shareholder value. Each of us has affixed our signature to this letter as a witness to our personal commitment in the discharge of our fiduciary duties to you and the Company.

     Again, we urge you to join with us in supporting the adoption of the proposals to shareholders made by the Board of Directors of Jordan American Holdings, Inc., by signing, dating and promptly returning the enclosed WHITE proxy card, using the postage-paid envelope.

Sincerely,                  Sincerely,                   Sincerely,

/S/                         /S/                          /S/

A.J. Elko                   Charles R. Clark             Emmett Pais
Chief Executive Officer     Chairman of the Board        Chief Financial Officer


Sincerely,                  Sincerely,

/S/                         /S/

Gerald Bowyer               Richard Williams
Director                    Director

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

                           IT'S NOT ABOUT ONE PERSON.
                     IT'S ABOUT COMPETENCE, TRUST AND VALUE!

IT'S NOT ABOUT ONE PERSON.

     Mr. Jordan has demonstrated throughout the past several years an unhealthy focus on himself and not on shareholder value. A few examples are appropriate.


     o Over the years, clients and prospective clients have asked Mr. Jordan what would happen to the Company if something were to happen to him. Management has raised similar concerns at different times throughout the Company's history. At the time of Mr. Jordan's departure from his employment with the Company, no formal plan of succession had been discussed or instituted. Mr. Jordan, as the Company's Chief Executive Officer, had a responsibility to the shareholders to plan for management succession in order to preserve value for the shareholders.

     o In September 2000, Mr. Jordan was approached by a private group interested in buying the Company in 2000 with at a value that was less than the value of the assets on the Company's books at the time, but was extremely attractive to Mr. Jordan as the Company's largest shareholder. Only after the Company's corporate counsel reminded Mr. Jordan that he had a fiduciary obligation to each shareholder and had to put their interest ahead of his own, did Mr. Jordan abandon the deal.

     o In October 2000, Mr. Jordan demanded a 67% increase in salary, from $150,000 to $250,000, exclusive of any annual bonus, beginning in October 2000. He had received an annual bonus of $108,953 earlier in 2000. Management expressed concern to Mr. Jordan whether the Company would be in a position to afford the new salary and bonus structure. Management then knew that the poor investment results of Equity Assets Management, Inc. while under Mr. Jordan's management through September 30, 2000, would result in a dramatic reduction in revenue and create losses for the Company in 2001. Mr. Jordan stated, at the time, that he expected the market to turnaround and management should not be concerned. Mr. Jordan would not relent in his demand for his pay raise. Management deferred to Mr. Jordan's 30 years of market experience at that time. Mr. Jordan was later proved wrong.

     o Mr. Jordan has stated that, if he gained control of the Company, he would have eliminated several key positions but planned on keeping his live-in female companion on the Company payroll.

IT'S ABOUT COMPETENCE

     Mr. Jordan has demonstrated a lack of competence over the past ten years as the Chief Investment Officer, Senior Portfolio Manager and the leader of this company. A few examples are appropriate.

     o Under Mr. Jordan's control and management as the Company's Chief Investment Officer for the ten-year period that ended December 31, 2000, the Company suffered net realized losses on trading securities that exceed $300,000. Also, the Company suffered net unrealized losses on trading securities during the same ten-year period of over $235,000.

     o Mr. Jordan's investment record as the Senior Portfolio Manager for EAM is 9.24% for the ten-year period ended December 31, 2000, compared to 17.44% for the S&P 500 Index for the same period.

     o Under Mr. Jordan's control and management, the Company has lost money 3 out of the last 4 years and during the first half of 2001.


IT'S ABOUT TRUST

     Mr. Jordan has conducted himself in a manner inconsistent with what you should expect with regards to trust in any corporate officer or investment advisor. A few examples are appropriate:

     o In 1993, Mr. Jordan induced the Kirkland B. and Rena S. Lamb Foundation to invest $3,000,000 in the Company, making it our largest single cash investor. The nature of the investment was in the form of preferred stock with an obligation to pay annual cash dividends, which the Lamb Foundation were led to believe could be used to further their missionary work. Due to the Company's poor performance under Mr. Jordan's management, the Company was in arrears in the payment of over $600,000 of annual dividends by December 2000. In the fourth quarter of 2000, Mr. Elko indicated his desire to reach a resolution to the dividend arrearage situation, which Mr. Jordan discouraged as being unnecessary. Under Mr. Elko's direction, the Lamb Foundation agreed to receive a dividend payment of $100,000 and to cancel the other $500,000 of dividends that were in arrears in exchange for an additional 500,000 preferred shares.

     o In February of this year, acknowledging a lack of revenue and positive cash flow for the Company as a result of his management of Equity Assets Management, Inc., Mr. Jordan approached Management with a proposal to have the Company expend Company monies for an alternative money management approach, professional sports gambling. After Mr. Elko informed Mr. Jordan that the Company's auditor and attorney would likely not support his professional sports gambling proposal, MR. JORDAN REQUESTED THAT MR. ELKO DISBURSE COMPANY FUNDS TO HIM IN SMALL AMOUNTS IN ORDER TO AVOID AUDIT DETECTION (Mr. Jordan denied making that request in an affidavit dated July 20, 2001. Mr. Elko reported that request to the Company's Board of Directors on June 1, 2001, and in an affidavit given before the one by Mr. Jordan. The other Directors of the Company confronted Mr. Jordan about the request at the June 1 meeting. Mr. Jordan's response at the meeting did not explicitly deny Mr. Elko's statement. Based on the foregoing, the other Directors believe Mr. Elko's statement).

          Mr. Elko rejected Mr. Jordan's request and arranged to have Mr. Jordan consult with three separate attorneys, including the Company's corporate counsel, each communicating to him that his proposal was likely illegal and certainly inappropriate activity for a public company involved in the highly regulated financial services industry. Even after Mr. Jordan's dismissal as an employee in May by the Company's Board of Directors, he continued to press the Company's involvement at a June 2001 Board of Director's meeting. In closing on this issue, we share with you how difficult it is to believe that Mr. Jordan would press as hard as he did to engage the Company in professional sports gambling as a legitimate approach in creating value for your Company. It was not until we did an inventory of Mr. Jordan's company office that we discovered the significance of his personal, long-term involvement in professional sports gambling. An inspection of his files identified gambling activity that dated back to 1994, including the maintenance of active gambling accounts with over eight offshore gambling firms located in Countries such as Australia, Jamaica, Costa Rica, West Indies and the Isle of Man, involving tens of thousand of dollars. This is not the type of personal behavior appropriate for an executive controlling a financial services company.

     o Additionally, in February Mr. Jordan voted to approve the proposals contained within the Company's May 2001 Proxy Statement. After Management rejected Mr. Jordan's repeated request to engage in professional sports gambling plan, eight days prior to the shareholder's meeting, Mr. Jordan informed Management of his intent to vote against the same proposals he had recommended to the Company's shareholders in the proxy. He also indicated that he intended to install his own then undisclosed slate of directors without intending to share their qualifications with the Company's shareholders, terminate the Company's current management and dismantle the Company.

     o Just prior to the Company's shareholder meeting in May 2001, Mr. Jordan began to purchase the Company's stock in violation of its insider trading policy, the same policy he was obligated to enforce. His activities were an apparent attempt to accumulate enough votes to retain control of the Company and protect his own position without regard for the interests of the Company's shareholders. On June 22, 2001, the NASD initiated an inquiry into Mr. Jordan's May trading activity.

IT'S ABOUT SHAREHOLDER VALUE

     o During Mr. Jordan's ten-year tenure as its controlling shareholder and a member of executive management, Mr. Jordan received over $1,500,000 in direct cash compensation, including over $291,000 in 2000 alone, while the Company's accumulated deficit for the same period was over $1,100,000.

     o In 1991, Mr. Jordan entered into a ten-year management agreement with the Company. Should Mr. Jordan regain control of the Company, he has already indicated that he will have his new proposed Board of Directors approve a new ten-year management agreement, establishing $250,000 as his base salary.

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

     o Additionally, during Mr. Jordan's executive management control of the Company, the Company's share price has declined from a high in the $3.00 range in the early 1990's to $0.05 per share during the second quarter of this year.

                               WE HAVE JUST BEGUN!

     The Management of your Company is focusing on its future and the requirement to build a solid foundation that can support predictive profitability. We are committed to establishing a single brand name that can be used to cross-promote the Company's current and future products and services:
IMPACT. The Company's former approach failed to take advantage of the marketing power of establishing a powerful brand identity and tended to promote a personality that was not in favor with the investor community.

     It will take time to repair the damage created by ten years of ineffective management. However, since being provided control of the Company on May 22, here are SOME of our results:

     o During the past three months, your current management team has secured a captivated market for the distribution of the highly touted IMPACT Total Return Portfolio (ITRP) through strategic partnerships with THREE broker dealers with approximately 1000 investment sales professionals.  In  addition,  the  market has been  further  expanded through selling agreements with Ameritrade, Investors Capital, National Financial, Pershing and CSFB. IT'S ABOUT COMPETENCE, TRUST AND VALUE.

     o In mid-August 2001, your current Management team secured a strategic partnership with Denali Advisors LLC, an institutional advisor with approximately $300 million under management, to provide investment management services to the individually-managed accounts under a new incentive-based contract, increasing the Company's chances of generating investment performance revenue and to the Jordan 25 Fund, which will soon be renamed IMPACT 25 Mutual Fund. IT'S ABOUT COMPETENCE, TRUST AND VALUE.

     o Your current Management team is currently working on securing several additional strategic partnerships with institutional money managers. We are focusing upon relationships that will result in new mutual fund products within the IMPACT Family of Funds, with existing marketing and distribution capabilities. IT'S ABOUT COMPETENCE, TRUST AND VALUE.

     Your current Management team is working tirelessly to improve the Company's business prospects. We will hold ourselves accountable to you, our shareholders, and will live with the consequences of our performance. Please pay close attention to the identification and description of the experience of your Management team and Board of Directors. For the first time the Company's Management and Board of Directors are forging a working relationship in response to our commitment to work as a team in building shareholder value.

                                YOUR VOTE COUNTS!

                              THE SILENT MAJORITY!

     On August 6, 2001, the Lamb Foundation exchanged 1,500,000 of its preferred shares for 3,100,000 of the Company's common shares. The exchange was made with the common stock being valued at a premium rate of $0.165 per share when the publicly traded share price was $0.10 per share. The Lamb Foundation had lost confidence in Mr. Jordan's ability to manage the Company and, as the Company's single largest cash investor, wanted an opportunity to provide a voting balance to Mr. Jordan's substantial voting position. The Lamb Foundation's common share exchange now places the deciding shareholder vote in the hands of the Company's independent shareholders, where Management believes it appropriately belongs. Mr. Jordan strongly opposes the Lamb Foundation's common share exchange, claiming it harms the independent shareholder's position in the Company. We believe Mr. Jordan is more concerned about maintaining his control position and imposing his will on the direction of this company. For example, on May 14, 2001 of this year, Mr. Elko visited Mr. Jordan in Boston in order to attempt to reconcile Management's differences with Mr. Jordan. Recognizing that reconciliation was not achievable, Mr. Elko recommended that they turn to the Company's independent shareholders to decide the appropriate path for the future of the Company. Mr. Jordan flatly rejected the proposed shareholder participation in resolving the differences stating: "they (the Company's independent shareholders) will do whatever I tell them." AS A MEMBER OF THE SILENT MAJORITY, YOU NOW HAVE THE OPPORTUNITY TO CHOOSE THE DIRECTION OF THIS COMPANY - YOUR VOTE DOES COUNT!